Exhibit 10.5

Eversheds Sutherland (International) LLP One Wood Street London EC2V 7WS United Kingdom T: +44 20 7497 9797 F: +44 20 7919 4919 DX 154280 Cheapside 8 eversheds-sutherland.com

Dated:	February 21,	2020

(1)

245 HAMMERSMITH ROAD NOMINEE 1 LIMITED, 245 HAMMERSMITH ROAD NOMINEE 2 LIMITED and 245 HAMMERSMITH ROAD LIMITED PARTNERSHIP (acting through its general partner 245 HAMMERSMITH ROAD GENERAL PARTNER LIMITED)

(2)	ACHILLES THERAPEUTICS LIMITED

COUNTERPART LEASE

Relating to premises known as Floor 9

245 Hammersmith Road, London W6 8PW

	5.5	Entry Safeguards	20

	5.6	Scaffolding	21

	5.7	Podium Leases	21

	5.8	Designation of Common Parts and use of rights	21

	5.9	Required Electrical Capacity	21

6.	AGREEMENTS		22

	6.1	Landlord’s right to end this Lease	22

	6.2	No acquisition of easements or rights	23

	6.3	Service of Notices	23

	6.4	Contracts (Rights of Third Parties) Act 1999	23

	6.5	Energy Performance Certificates	23

	6.6	Energy Efficiency and Data Sharing	24

	6.7	Release of Landlord	24

	6.8	Superior landlord’s consent	24

	6.9	Limitations on title guarantee	25

7.	BREAK CLAUSE		25

8.	JURISDICTION		25

9.	LEGAL EFFECT		25

Schedules

1	Rights		26

	Part 1	Tenant’s Rights	26

	Part 2	Landlord’s Rights	28

2	Rent review		30

3	Services and Service Charge		33

	Part 1	Administrative provisions	33

	Part 2	Landlord’s obligations	34

	Part 3	Services and charges	34

	Part 4	Service Charge Exclusions	36

4	Insurance and Damage Provisions		37

5	Works		40

6	Underletting		44

7	Confidential Documents		46

LAND REGISTRY PRESCRIBED CLAUSES

LR1. Date of lease

LR2. Title number(s)

LR2.1 Landlord’s title number(s)	NGL692974.

LR2.2 Other title numbers	BGL125442, BGL125421, BGL125422, BGL125423 and BGL49405.

LR3. Parties to this lease

Landlord

together:

(1)   245 HAMMERSMITH ROAD NOMINEE 1 LIMITED (incorporated and registered in England and Wales under company registration number 10259825) whose registered office is at One Coleman Street, London EC2R 5AA;

(2)   245 HAMMERSMITH ROAD NOMINEE 2 LIMITED (incorporated and registered in England and Wales under company registration number 10259717) whose registered office is at One Coleman Street, London EC2R 5AA; and

(3)   245 HAMMERSMITH ROAD LIMITED PARTNERSHIP (incorporated and registered in England and Wales under company registration number LP17488) whose principal place of business is at One Coleman Street, London, EC2R 5AA (acting by its general partner 245 HAMMERSMITH ROAD GENERAL PARTNER LIMITED (incorporated and registered in England and Wales under company registration number 10250842) whose registered office is at One Coleman Street, London, EC2R 5AA).

Tenant	ACHILLES THERAPEUTICS LIMITED (incorporated and registered in England and Wales under company registration number 10167668) whose registered office is at Stevenage Bioscience Catalyst, Gunnels Wood Road, Stevenage, England, SGI 2FX.

LR4. Property

In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail.

The property described as the “Premises” in clause 1 of this Lease subject to clause 6.2.1 of this Lease.

LR5. Prescribed statements etc.	None.

LR6. Term for which the Property is leased	The term as specified in clause 3.1 of this Lease.

LR7. Premium	None.

LR8. Prohibitions or restrictions on disposing of this lease	This Lease contains a provision that prohibits or restricts dispositions.

LR9. Rights of acquisition etc.

LR9.1 Tenant’s contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land	None.

LR9.2 Tenant’s covenant to (or offer to) surrender this lease	None.

LR9.3 Landlord’s contractual rights to acquire this lease	None.

LR10. Restrictive covenants given in this lease by the Landlord in respect of land other than the Property	None.

LR11. Easements

LR11.1 Easements granted by this lease for the benefit of the Property	As specified in this Lease at Part 1 of Schedule 1.

LR11.2 Easements granted or reserved by this lease over the Property for the benefit of other property	As specified in this Lease at Part 2 of Schedule 1.

LR12. Estate rentcharge burdening the Property

LR13. Application for standard form of restriction	None.

LR14. Declaration of trust where there is more than one person comprising the Tenant	Not applicable.

LEASE

PARTIES

(1)	the Landlord named in clause LR3 and any other person who becomes the immediate landlord of the Tenant (the “Landlord”); and

(2)	the Tenant named in clause LR3 and its successors in title (the “Tenant”).

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS

This Lease uses the following definitions:

“1925 Act”

Law of Property Act 1925;

“1954 Act”

Landlord and Tenant Act 1954;

“1986 Act”

Insolvency Act 1986;

“1994 Act”

Law of Property (Miscellaneous Provisions) Act 1994;

“1995 Act”

Landlord and Tenant (Covenants) Act 1995;

“1996 Act”

Arbitration Act 1996;

“Act”

any act of Parliament and any delegated law made under it;

“AGA”

an authorised guarantee agreement (as defined in section 16 of the 1995 Act);

“Agreement for Lease”

the agreement made on 7 February 2020 made between the parties to this Lease pursuant to which (inter alia) this Lease was granted;

“Ancillary Rent Commencement Date”

the Term Start Date;

“Break Date”

20 February 2025

“BREEAM”

the BRE Environmental Assessment Method;

“Building”

the building known as 245 Hammersmith Road, London W6 8PW including all alterations, additions and improvements and all landlord’s fixtures forming part of it at any time during the Term;

“Building Management Systems”

all or any of the following (that do not exclusively serve any Lettable Unit) used within or serving (i) the Building and/or (ii) the Podium:

(a)	lighting systems;

(b)	security, CCTV and alarm systems;

(c)	access control systems;

(d)	audio and audio-visual systems;

(e)	wireless, phone, data transmission and other telecommunications systems;

(f)	air ventilation and filtration;

(g)	air-conditioning, heating and climate control systems;

(h)	water heating, filtering and chilling systems; and

(i)	fire detection, alarm and sprinkler systems;

and all control systems, plant, machinery, equipment, Supplies and Conducting Media used in connection with them;

“Business Day”

any day other than a Saturday, Sunday or a bank or public holiday in England and Wales;

“Car Park”

the car park within the Building and which is shown edged blue on Plan 3;

“Common Parts”

subject to paragraph 4 of Part 2 of Schedule 1, any part of, or anything in, the Building that does not form part of a Lettable Unit and that is used or available for use by: the Tenant in common with others; the Landlord in connection with the provision of the Services; or visitors to the Building;

“Company”

includes:

(a)	any UK registered company (as defined in section 1158 of the Companies Act 2006);

(b)	to the extent applicable, any overseas company as defined in section 1044 of the Companies Act 2006;

(c)	any unregistered company (to include any association); and

(d)	any “company or legal person” in relation to which insolvency proceedings may be opened pursuant to Article 3 of the EC Regulation on Insolvency Proceedings 2000;

“Conducting Media”

any media for the transmission of Supplies but not including any service risers or any other airspace through which the media run;

“Confidential Documents”

means the documents listed in Schedule 7 registered against the title numbers referred to in LR2.1 and 2.2;

“Current Guarantor”

someone who, immediately before a proposed assignment, is either a guarantor of the Tenant’s obligations under this Lease or a guarantor of the obligations given by a former tenant of this Lease under an AGA;

“Electronic Communications Apparatus”

“electronic communications apparatus” as defined in section 151 of the Communications Act 2003;

“End Date”

the last day of the Term (however it arises);

“Environmental Performance”

all or any of the following: the consumption of energy and associated generation of greenhouse gas emissions; the consumption of water; waste generation and management; and any other environmental impact arising from the use or operation of the Premises or the Building;

“EPB Regulations”

the Energy Performance of Buildings (England and Wales) Regulations 2012;

“EPC”

an Energy Performance Certificate and Recommendation Report (as defined in the EPB Regulations);

“External Works”

subject to clause 4.11.6, all or any of the following works outside the Premises: the works to which the Landlord has consented under clause 4.11.7; the installation of any apparatus permitted under the exception to clause 4.11.1(g);

“Group Company”

in relation to any company, any other company within the same group of companies as that company within the meaning of section 42 of the 1954 Act;

“Insurance Rent”

the sums described in paragraph 1.1 of Schedule 4;

“Insured Risks”

the risks of fire (including subterranean fire), lightning, explosion, storm, flood, subsidence, landslip, heave, earthquake, burst or overflowing water pipes, tanks or apparatus, impact by aircraft or other aerial devices and any articles dropped from them, impact by vehicles, terrorism, riot, civil commotion and malicious damage to the extent, in each case, that cover is generally available on normal commercial terms in the UK insurance market at the time the insurance is taken out, and any other risks against which the Landlord reasonably insures from time to time, subject in all cases to any excesses, limitations and exclusions imposed by the insurers;

“Interest Rate”

three per cent above the base rate for the time being in force of National Westminster Bank PLC (or any other UK clearing bank specified by the Landlord);

“Lease”

this lease, which is a “new tenancy” for the purposes of section 1 of the 1995 Act, and any document supplemental to it;

“Lettable Unit”

accommodation within the Building from time to time let or occupied or intended for letting or occupation, but excluding accommodation let or occupied for the purposes of providing any of the Services;

“Main Rent”

the rent payable under clause 3.2;

“Notice”

any notice, notification or request given or made under this Lease;

“Outgoings”

all or any of:

(a)	all existing and future rates, taxes, duties, charges, and financial impositions charged on the Premises and/or any Plant or any owner or occupier of them except for:

(i)	tax (other than VAT) on the Rents payable; and

(ii)	any tax arising from the Landlord’s dealing with its own interests;

(b)	Supply Costs for the Premises and/or any Plant; and

(c)	a fair and reasonable proportion of the Outgoings referred to in paragraphs (a) and (b) charged in respect of:

(i)	the Podium; and

(ii)	any parts of the Building other than the Premises and/or any Plant to the extent that those amounts do not form part of the Service Costs;

“Parking Space Rent”

the sum of three thousand five hundred pounds (£3,500) per annum;

“Permitted Use”

the use of the Premises as (as applicable):

(a)	offices; and/or

(b)	laboratories

within Class B1 of the Schedule to the Town and Country Planning (Use Classes) Order 1987;

“Permitted Works”

any works or installations (including Tenant’s Business Alterations and External Works) to which the Landlord has consented or for which, under clause 4.11, the Landlord’s consent is not required;

“Planning Acts”

every Act for the time being in force relating to the use, development, design, control and occupation of land and buildings;

“Planning Permission”

any permission, consent or approval given under the Planning Acts;

“Plans”

any of the plans as numbered contained in this Lease;

“Plant”

plant and other equipment erected pursuant to the Tenant’s rights in paragraph 6 of Part 1 of Schedule 1;

“Plant Area”

the areas shown edged and hatched red on Plan 4 or any other area substituted for them under clause 4.12;

“Podium”

that land comprised within the registered titles listed in LR2.1 and LR2.2 (but excluding that land comprising the Building) and which is shown (for identification purposes only) on Plan 2 comprising:

(a)	the area (at podium level together with the staircase up to the podium) shaded green;

(b)	the ground floor piazza shaded light blue;

(c)	and the staircase shaded orange;

“Podium Leases”

the following leases:

(a)

lease of land adjacent to 1 Butterwick, Hammersmith dated 23 June 2016 made between (1) Aviva Life & Pensions UK Limited and (2) Legal And General Assurance (Pensions Management) Limited (and which is registered under title number BGL125421);

(b)

lease of land outside of Metro Building, 1 Butterwick, Hammersmith dated 23 June 2016 made between (1) Rockspring Transeuropean VI Hammersmith Metro (Jersey) Limited and (2) Legal And General Assurance (Pensions Management) Limited (and which is registered under title number BGL125422); and

(c)

lease of land outside of the hotel at 1 Shortlands, Hammersmith dated 23 June 2016 made between (1) Accor UK Pensions & Leisure Hotels Limited and (2) Legal And General Assurance (Pensions Management) Limited (and which is registered under title number BGL125423);

“Premises”

the premises known as the office premises on floor 9 forming part of the Building and shown edged red on Plan 1:

(a)	including:

(i)

all plaster and other internal surfacing materials and finishes on the structural walls, floors and ceilings of the Premises and on the other structural parts of the Building within or bounding the Premises;

(ii)	windows and window frames but excluding the external decorative finishes of any windows on the external walls of the Building or dividing the Premises from the Common Parts;

(iii)	doors and door frames;

(iv)	the plaster and other internal surfacing and finishes on any non-structural walls separating the Premises from any Common Parts;

(v)	one half severed vertically of any non-structural walls separating the Premises from any adjoining Lettable Units;

(vi)	the entirety of any non-structural walls wholly within the Premises;

(vii)

all Conducting Media and landlord’s plant, equipment and fixtures exclusively serving the Premises including the Tenant’s fire detection, alarm and sprinkler systems (if any) up to the point of connection with the Landlord’s fire detection, alarm and sprinkler systems;

(viii)	all tenant’s fixtures; and

(ix)	any Permitted Works (other than any External Works) carried out; but

(b)	excluding:

(i)	all load bearing and exterior walls and the floors and ceilings of the Premises (other than those included above);

(ii)	all structural parts of the Building;

(iii)	the glass walls, windows, frames and structure of any exterior curtain walling;

(iv)	the entirety (subject to paragraph (a)(iv) of this definition) of any non-structural walls separating the Premises from any Common Parts;

(v)	the airspace within any service risers that run through the Premises;

(vi)	the Landlord’s fire detection, alarm and sprinkler systems (if any) up to the point of connection with the Tenant’s fire detection, alarm and sprinkler systems; and

(vii)	the Building Management Systems (if any) within the Premises;

“Rent Commencement Date”

21 May 2021 (subject to paragraph 3.3 of Schedule 4 and clause 18.2.3 of the Agreement for Lease);

“Rent Days”

25th March, 24th June, 29th September and 25th December;

“Rent Review Date”

21 February 2025;

“Required Electrical Capacity”

a lOOkVA electrical supply to the Premises and any other premises in the Building which the Tenant takes a lease of (in aggregate);

“Rents”

the Main Rent, the Insurance Rent, the Service Charge, the Parking Space Rent any VAT payable on them and any interest payable under clause 4.5;

“Risk Period”

the period that the Landlord in its absolute discretion decides, being a minimum of four years, starting on the date of the relevant damage or destruction;

“Service Charge”

subject to the provisions of paragraph 6 of Part 1 of Schedule 3, a fair proportion (calculated on a floor area basis or any other method as the Landlord decides from time to time) of the Service Costs;

“Service Charge Exclusions”

the costs listed in Part 4 of Schedule 3;

“Service Costs”

the aggregate costs (including VAT that is not recoverable by the Landlord from HM Revenue & Customs) incurred by the Landlord in providing the Services and paying the costs listed in Part 3 of Schedule 3 after excluding any Service Charge Exclusions;

“Services”

the services provided by the Landlord listed in Part 3 of Schedule 3;

“Standby Generator”

the standby generator installed in the Building under the Agreement for lease;

“Supplies”

water, gas, air, foul and surface water drainage, electricity, oil, telephone, heating, cooling, energy, telecommunications, internet, data communications and similar supplies or utilities;

“Supply Costs”

the costs of Supplies including procurement costs, meter rents and standing charges and any taxes or levies payable on them;

“Tenant’s Business Alterations”

so long as they do not adversely affect the structural integrity of the Building, any of the following in relation to the Premises or the structural or non-structural walls or the ceiling and floor slabs bounding the Premises that are not within any other Lettable Unit:

(a)	the creation of openings in the walls, ceiling and floor slabs within or bounding the Premises for the passage of the Tenant’s Conducting Media; and

(b)	fixing holes drilled into the floor or ceiling slabs, blockwork or plaster;

“Term”

the period of this Lease provided for in clause 3.1.1 (and where applicable any continuation of that period under the 1954 Act);

“Term End Date”

20 February 2030;

“Term Start Date”

21 February 2020;

“Terrace”

the area shown edged blue on Plan 1;

“Uninsured Risk”

the risk of damage to or destruction of the Premises by any of the Insured Risks to the extent that it:

(a)	is not insured against because, at the time the insurance is taken out or renewed, insurance is not generally available in the UK market on normal commercial terms; or

(b)

is not, at the date of the damage or destruction, insured against by reason of a limitation or exclusion imposed by the insurers but will not include loss or damage (or the risk of it) caused by reason of the Tenant’s act or failure to act;

“VAT”

value added tax or any similar tax from time to time replacing it or performing a similar function;

“VAT Supply”

a “supply” for the purpose of the Value Added Tax Act 1994; and

“Wireless Data Services”

the provision of wireless data, voice or video connectivity or wireless services permitting or offering access to the internet or any wireless network, mobile network or telecommunications system that involves a wireless or mobile device.

2.	INTERPRETATION

In this Lease:

2.1	“notify”, “notifies” or “notifying” means notify, notifies or notifying in writing in accordance with clause 6.3;

2.2	where appropriate, the singular includes the plural and vice versa, and one gender includes any other;

2.3	all headings are for ease of reference only and will not affect the construction or interpretation of this Lease;

2.4	obligations owed by or to more than one person are owed by or to them jointly and severally;

2.5	an obligation to do something includes an obligation not to waive any obligation of another person to do it;

2.6	an obligation not to do something includes an obligation not to permit or allow another person to do it;

2.7	the Tenant will be liable for any breaches of its obligations in this Lease committed by:

2.7.1	any authorised occupier of the Premises or its or their respective employees, licensees or contractors;

2.7.2	or any person under the control of the Tenant or acting under the express or implied authority of the Tenant;

2.8

reference to either the Landlord or the Tenant having a right of approval or consent under this Lease means a prior written approval or consent, which must not be unreasonably withheld or delayed except where this Lease specifies that either the Landlord or the Tenant has absolute discretion;

2.9

where the Landlord has the right to impose regulations or to approve, decide, designate, nominate, request, require, specify, stipulate or express an opinion on any matter or thing under this Lease, that right will be subject to a condition that the Landlord will act reasonably and properly when exercising that right except where this Lease specifies that the Landlord has absolute discretion;

2.10

references to the provision of plans, drawings, specifications or other documents means their provision in hard copy, electronically in PDF format or in any other easily readable format as may be appropriate having regard to the purpose for which they are provided and the nature of the information that they contain, but not in a format that is proprietary to a particular computer system or program that cannot be imported into or easily read by another computer system or program;

2.11	references to a Schedule are to a Schedule to this Lease and the Landlord and the Tenant must comply with their respective obligations in them;

2.12

apart from in clause 4.6.1(a), where either the Tenant or the Landlord must pay any costs that the other incurs (or any proportion of them), those costs must be reasonable and proper and reasonably and properly incurred;

2.13	references to any sums being payable on demand or when demanded mean being payable when demanded in writing;

2.14	the Landlord’s rights under clause 4.10 and Part 2 of Schedule 1 may also be exercised by:

2.14.1	(to the extent referred to in the Podium Leases) the landlord of the Podium Leases;

2.14.2	those authorised by the Landlord;

2.14.3	and (to the extent referred to in the Podium Leases) by those authorised by the landlord of the Podium Leases;

2.15	reference to “the Podium”, “the Building”. “the Common Parts” or “the Premises” means the whole or an individual part or parts unless inappropriate in the context used;

2.16

reference to “adjoining premises” means any land or buildings adjoining or nearby the Building, whether or not owned by the Landlord (unless express reference is made to the Landlord’s ownership of those premises);

2.17

references to an Act are to that Act as amended from time to time and to any Act that replaces it but references to the Town and Country Planning (Use Classes) Order 1987 are to that Order as in force at the date of this Lease;

2.18	“includes”, “including” and similar words are used without limitation or qualification to the subject matter of the relevant provision;

2.19	if any provision is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remainder of this Lease will be unaffected;

2.20	if a person must take a matter into consideration that person must have reasonable regard to it but the final decision remains at that person’s absolute discretion; and

2.21	references to a clause or schedule are references to a clause or schedule of this Lease and references in a schedule to a paragraph are references to paragraphs in that schedule.

3.	DEMISE, TERM AND RENT

3.1	The Landlord leases the Premises to the Tenant with full title guarantee subject to the variations set out in clause 6.9:

3.1.1	for a term starting on the Term Start Date and ending on the Term End Date;

3.1.2	together with the rights listed in Part 1 of Schedule 1;

3.1.3	excepting and reserving to the Landlord the rights listed in Part 2 of Schedule 1;

3.1.4

subject to the matters contained or referred to in title numbers NGL692974, BGL125442, BGL125421, BGL125422, BGL125423 and BGL49405 as shown on the attached official copy entries save for the matters contained or referred to in the Confidential Documents;

3.1.5	subject to any easements, rights and privileges currently existing and affecting the Premises;

3.1.6	and subject to any rights reserved by the Podium Leases (including any rights on the part of any of the landlords under the Podium Leases to terminate any of the Podium Leases).

3.2	The Tenant must pay as rent:

3.2.1

for the period starting on the Rent Commencement Date and ending on the day before the first Rent Review Date one million four hundred and fifty three thousand three hundred and forty seven pounds (£1,453,347) per year; and

3.2.2	during the remainder of the Term, the rent set out in clause 3.2.1 as increased (if at all) under Schedule 2.

3.3	Main Rent is not payable for any period before the Rent Commencement Date.

3.4	If the Tenant does not serve any notice under clause 7.1 then the Tenant’s obligation to pay the Main Rent shall be suspended for the period of eight (8) months commencing on the Break Date.

3.5	Starting on the Ancillary Rent Commencement Date the Tenant must pay as rent:

3.5.1	Service Charge due under clause 4.3 and Schedule 3;

3.5.2	Insurance Rent;

3.5.3	and Parking Space Rent.

3.6	The Tenant must pay as rent VAT under clause 4.4.

3.7

The Main Rent is payable by equal quarterly payments in advance on the Rent Days in every year. The first payment will be for the period starting on (and to be paid on) the Rent Commencement Date and ending on the last day of that quarter.

3.8	The Rents and all other sums payable under this Lease must be paid by the Tenant by direct debit to the United Kingdom bank account notified by the Landlord to the Tenant.

3.9	The Tenant must not make any legal or equitable deduction, set-off or counterclaim from any payment due under this Lease unless required to do so by law.

4.	TENANT’S OBLIGATIONS

4.1	Main Rent

The Tenant must pay the Main Rent when due.

4.2	Outgoings

4.2.1	The Tenant must pay all Outgoings (with the exception of those referred to in clause 4.2.3) when demanded.

4.2.2

If the Landlord loses the benefit of any rates relief or exemption after the End Date because the Tenant has received that benefit before the End Date, the Tenant must pay the Landlord within 10 Business Days of demand an amount equal to the relief or exemption that the Landlord has lost.

4.2.3	If so required by the Landlord, the following provisions will apply in respect of the Supply Costs for the Premises and/or Plant:

(a)	the accounting period will be the period ending on 30 June in each year (or otherwise as the Landlord may decide and notify to the Tenant) or the End Date if sooner;

(b)

until the Supply Costs for the Premises for each accounting period have been calculated, the Tenant must pay, by equal quarterly payments on the Rent Days, a provisional sum by way of Supply Costs for the Premises at the level that the Landlord requires;

(c)

the Tenant must also pay within 10 Business Days of demand any sum or sums that the Landlord requires where the sums held on account by the Landlord in respect of the Supply Costs for the Premises are insufficient to meet the actual Supply Costs for the Premises;

(d)	when the Supply Costs for the Premises for each accounting period have been calculated:

(i)	the Tenant must pay within 10 Business Days of demand any amount by which the actual Supply Costs in respect of the Premises for the relevant accounting period exceed the on-account payments received;

(ii)

and the Landlord must credit the amount by which the on-account payments received exceed the actual Supply Costs in respect of the Premises for the relevant accounting period against the next payment or payments to be made by the Tenant under this clause 4.2.3 Any amount owing at the End Date must be repaid to the Tenant within one month of its calculation.

(e)

The End Date will not affect the Tenant’s obligation to pay or the Landlord’s right to recover Supply Costs for the Premises after the End Date where this has not been calculated and demanded before the End Date.

4.3	Service Charge

The Tenant must pay the Service Charge in accordance with Part 1 of Schedule 3.

4.4	VAT

4.4.1	The Tenant must pay:

(a)	VAT on any consideration in respect of a VAT Supply to the Tenant by the Landlord at the same time as the consideration is paid; and

(b)

on demand VAT (and interest, penalties and costs where these are incurred because of anything the Tenant does or fails to do) charged in respect of any VAT Supply to the Landlord in respect of the Premises where that VAT is not recoverable by the Landlord from HM Revenue & Customs.

4.4.2	The Tenant must not do anything that would result in the disapplication of the option to tax in respect of the Landlord’s interest in the Building.

4.5	Interest on overdue payments

The Tenant must pay interest on the Rents and on all other sums not paid on or by the due date (or, if no date is specified, not paid within 10 Business Days after the date of demand). Interest will be payable at the Interest Rate for the period starting on the due date (or date of demand) and ending on the date of payment.

4.6	Reimburse costs incurred by the Landlord

The Tenant must pay:

4.6.1	on demand the Landlord’s costs (including legal and surveyor’s charges and bailiff’s and enforcement agent’s fees) and disbursements in connection with:

(a)

any breach of the Tenant’s obligations in this Lease, including the preparation and service of a notice under section 146 of the 1925 Act, whether or not forfeiture is avoided by an order of the court: and

(b)	the preparation and service of any notice by the Landlord under section 17 of the 1995 Act or section 81 Tribunals, Courts and Enforcement Act 2007;

4.6.2	and within 10 Business Days of demand the Landlord’s costs (including legal and surveyor’s charges and bailiff’s and enforcement agent’s fees) and disbursements in connection with:

(a)

any application by the Tenant for consent under this Lease, whether that application is withdrawn or consent is granted or lawfully refused, except in cases where the Landlord is required to act reasonably and the Landlord unreasonably refuses to give consent; and

(b)	the preparation and service of a schedule of dilapidations served no later than six months after the End Date.

4.7	Third party indemnity

4.7.1

The Tenant must indemnify the Landlord against all actions, claims, demands made by a third party, all costs, damages, expenses, charges and taxes payable to a third party and the Landlord’s own liabilities, costs and expenses incurred in defending or settling any action, claim or demand in respect of any personal injury or death, damage to any property and any infringement of any right arising from:

(a)	the state and condition of the Premises or the Tenant’s use of them;

(b)	the exercise of the Tenant’s rights;

(c)	or the carrying out of any Permitted Works.

4.7.2	In respect of any claim covered by the indemnity in clause 4.7.1, the Landlord must:

(a)	give notice to the Tenant of the claim as soon as reasonably practicable after receiving notice of it;

(b)

provide the Tenant with any information and assistance in relation to the claim that the Tenant may reasonably require, subject to the Tenant paying to the Landlord all costs incurred by the Landlord in providing that information or assistance; and

(c)	mitigate its loss (at the Tenant’s cost) where it is reasonable for the Landlord to do so.

4.8	Insurance

The Tenant must comply with its obligations in Schedule 4.

4.9	Repair and decoration

4.9.1	The Tenant must:

(a)	keep the Premises and any External Works and/or any Tenant’s Business Alterations in good and substantial repair and condition and clean and tidy;

(b)

keep all Conducting Media, plant, equipment or fixtures forming part of the Premises and any External Works properly maintained and in good working order in accordance with good industry practice, the requirements of any Acts and any requirements of the Landlord’s insurers; and

(c)	replace (where beyond economic repair) any Conducting Media and plant, equipment or fixtures forming part of the Premises and any External Works with items of equivalent or better quality.

4.9.2

The Tenant must clean and repair all floor coverings in the Premises as often as reasonably necessary and, in the final three months of the Term, renew and replace them with floor coverings of a colour and quality first approved by the Landlord.

4.9.3	The Tenant must decorate the Premises as and when necessary and in the final six months of the Term. The colour scheme for the final internal redecoration must first be approved by the Landlord.

4.9.4	The obligations under this clause 4.9 exclude:

(a)

damage by any Insured Risk, except to the extent that payment of any insurance money is refused because of anything the Tenant does or fails to do and the Tenant has not complied with paragraph 1.2 of Schedule 4;

(b)	and damage by any Uninsured Risk.

4.10	Allow entry

4.10.1	Subject to clause 5.5, the Tenant must allow the Landlord to enter and inspect the Premisies.

4.10.2

If the Landlord requires the Tenant to remedy any breach of the Tenant’s obligations regarding the state and condition of the Premises or to remove any unauthorised alterations then the Tenant must comply with those requirements immediately in the case of an emergency or, in all other cases, begin to comply with those requirements within one month after being notified of them and diligently complete any works required.

4.10.3

If the Tenant does not comply with clause 4.10.2, the Landlord may enter the Premises and carry out any works required itself. The Tenant must repay, as a debt on demand, all the costs the Landlord incurs in so doing. The Landlord’s rights under clause 6.1 will be unaffected.

4.11	Alterations

4.11.1	The Tenant must not:

(a)	build any new structure on, or alter the external appearance of, the Podium or cut into the Podium or make any alterations or additions to the Podium.

(b)	build any new structure on, or alter the external appearance of, the Premises or cut into any structural part of the Building, except for Tenant’s Business Alterations;

(c)

do anything which adversely affects the efficiency of the use of energy (including the efficiency of the air-conditioning serving the Premises) or water, the Environmental Performance or sustainability characteristics of the Premises or the Building, including the EPC and BREEAM ratings;

(d)

do anything which adversely affects the efficiency of the use of energy (including the efficiency of the air-conditioning serving the Premises) or water, the Environmental Performance or sustainability characteristics of the Building, including the EPC’ and BREEAM ratings;

(e)	make any alterations to the Premises which would make the existing EPC rating for the Premises or the Building prior to such alterations being carried out worse;

(f)

make any alterations to the Premises which would require a new EPC to be obtained unless the Tenant has demonstrated to the reasonable satisfaction of the Landlord that such new EPC will show an asset rating that is not less than the EPC rating existing for the Premises or the Building prior to such alterations being carried out; or

(g)

install Electronic Communications Apparatus or apparatus relating to Wireless Data Services within the Premises, except where landed only to serve the lawful occupier’s business at the Premises and the installations of such Electronic Communications Apparatus or Apparatus relating to Wireless Data Services must be subject to Landlord’s prior consent.

4.11.2

Landlord’s consent is not required for the installation or removal of tenant’s fixtures or for the installation and removal of, or alterations to internal demountable partitioning that will not have an adverse impact on the Environmental Performance of the Premises, the Building or the Building Management Systems, but the Tenant must notify the Landlord promptly after completing those works and provide the Landlord with “as built” drawings within 28 days after completion of those works.

4.11.3	The Tenant must not, without the Landlord’s consent:

(a)	do any other works to the Premises;

(b)	carry out or install any External Works;

(c)	make any Tenant’s Business Alterations;

(d)	or install any apparatus permitted under the exception to clause 4.11.1(d).

4.11.4	The Tenant must comply with its obligations in Schedule 5 when carrying out or installing any Permitted Works, whether or not the Landlord’s consent is required for them.

4.11.5

Where the Landlord’s consent is expressly required under this clause 4.11, the Landlord may impose requirements on the Tenant in addition to those contained in Schedule 5 if relevant when giving its consent.

4.11.6

The Tenant has no rights to carry out any alterations, works or installations outside the Premises unless it is expressly permitted to do so by this Lease. If the Landlord, in its absolute discretion, permits alterations, works or installations outside the Premises that are not permitted by this Lease, those alterations, works or installations will then be treated as External Works.

4.11.7	The Tenant may, with the Landlord’s consent, carry out works outside the Premises:

(a)	to install or erect Plant on the Plant Area in a location and of a size and design approved by the Landlord;

(b)	and to install new Conducting Media within the Building along routes approved by the Landlord to connect the Premises to any Plant installed or erected by the Tenant under clause (a).

4.12	Relocation of External Works

4.12.1

The Tenant must relocate any External Works when requested to do so on not less than one month’s notice by the Landlord (or immediately in case of emergency) to such alternative location as the Landlord shall (acting reasonably) allocate.

4.12.2

The Landlord will be responsible for the Tenant’s costs and expenses in complying with the Landlord’s request to relocate the External Works unless their relocation is required only temporarily to enable the Landlord to carry out any of the Services and the costs will be included in the Service Costs.

4.13	Signs and advertisements

Save as permitted pursuant to Schedule 1, paragraph 7, the Tenant must not display any signs or advertisements on the Premises that are visible from outside the Building or the Common Parts except, in either case, for business signs that indicate the Tenant’s trading name in the style of and consistent with the Tenant’s standard business signage that are visible only through the main entrance to the Premises.

4.14	Obligations at the End Date

4.14.1	By the End Date the Tenant must have removed at its own cost:

(a)	all tenant’s and trade fixtures and loose contents from the Premises;

(b)	all Electronic Communications Apparatus and apparatus relating to Wireless Data Services installed by the Tenant or any undertenant at the Premises;

(c)	all signage installed by the Tenant or any undertenant at the Premises or elsewhere on the Building;

(d)	unless and to the extent that the Landlord notifies the Tenant not to do so not more than nine months and not less than three months before the End Date, all Permitted Works; and

(e)	without affecting any of the Landlord’s other rights, any works that have been carried out by the Tenant in breach of any obligation in this Lease.

4.14.2

The Tenant must make good all damage to the Premises or the Building caused when complying with clause 4.14.1 and restore them to the same configuration, state and condition as they were in before the terms removed were originally installed.

4.14.3	At the End Date the Tenant must:

(a)	give back the Premises (and the fixtures, plant and equipment in them) in good decorative order and in a state, condition and working order consistent with the Tenant’s obligations in this Lease;

(b)	give back the Premises with vacant possession, except to the extent that any permitted undertenant has the right to the statutory continuation of its underlease under the 1954 Act;

(c)	and hand to the Landlord any registers or records maintained by the Tenant pursuant to any statutory duty that relate to the Premises including any health and safety file, EPC and asbestos survey.

4.14.4	If the Tenant has not removed all of its property from the Premises by the End Date and the Landlord gives the Tenant not less than ten Business Days’ notice of its intention to do so:

(a)	the Landlord may dispose of that property as the agent of the Tenant;

(b)

the Tenant must indemnify the Landlord against any liability of the Landlord to any third party whose property has been disposed of in the genuine but mistaken belief that it belonged to the Tenant; and

(c)	the Landlord must pay to the Tenant the proceeds of the disposal after deducting the costs of transportation, storage and disposal incurred by the Landlord.

4.15	User

4.15.1	The Tenant must not use the Premises other than for the Permitted Use.

4.15.2

The Tenant must not use the Premises for any illegal or immoral purpose, as a betting office, an amusement arcade or in connection with gaming, as offices to which members of the public are admitted, for any political or campaigning purposes or for any sale by auction.

4.15.3

The Tenant must not use the Premises for the sale of alcohol for consumption on or off the Premises or for the preparation or cooking of food other than, in either case, in connection with staff and client catering facilities ancillary to the Permitted Use.

4.15.4	The Tenant must not:

(a)	(except that properly required for the Permitted Use) keep in the Premises any plant, machinery or equipment or any petrol or other explosive or specially flammable substance;

(b)	cause any nuisance or damage to the Landlord or the other tenants or occupiers of the Building or to the owners, tenants or occupiers of any adjoining premises;

(c)	overload any part of the Premises or the Building or any plant, machinery, equipment or Conducting Media;

(d)

do anything that blocks the Conducting Media or makes them function less efficiently including any blockage to or corrosion of any drains, pipes or sewers by virtue of any waste, grease or refuse deposited by the Tenant or any cleaning of them carried out by the Tenant; or

(e)	operate any apparatus so as to interfere with the lawful use of Electronic Communications Apparatus or the provision of Wireless Data Services elsewhere in the Building or on any adjoining premises.

4.15.5	When exercising any right granted to it for entry to any other part of the Building the Tenant must:

(a)	cause as little damage and interference as is reasonably practicable to the remainder of the Building and the business of its tenants and occupiers and make good any physical damage caused; and

(b)	comply with the Landlord’s requirements and those of any other tenants and occupiers of the Building who are affected.

4.15.6	When exercising any right granted to it for entry to the Podium the Tenant must:

(a)	not cause any damage to the Podium; and

(b)	comply with the Landlord’s requirements concerning the use of the Podium.

4.15.7

The Tenant must provide the Landlord with the names, addresses and telephone numbers of not fewer than two people who from time to time hold keys and any security access codes to the Premises and who may be contacted in an emergency if the Landlord needs access to the Premises outside the Tenant’s normal business hours.

4.15.8	The Landlord gives no warranty to the Tenant that the Permitted Use is or will remain a lawful or permitted use for the Premises under planning legislation.

4.16	Dealings with the Premises

4.16.1

The Tenant must not assign, underlet, charge, hold on trust, part with or share possession or occupation of the Premises in whole or in part or enter into any agreement to do so, except as authorised under this clause 4.16 or Schedule 6.

4.16.2	The Tenant may, with the Landlord’s consent, assign the whole of the Premises.

4.16.3	For the purposes of section 19(1A) of the Landlord and Tenant Act 1927:

(a)	any consent to assign will be subject to a condition that:

(i)	the assigning tenant gives the Landlord an AGA; and

(ii)	any guarantor of the assigning tenant gives the Landlord a guarantee that the assigning tenant will comply with the terms of the AGA in each case in a form that the Landlord requires, given as a deed and delivered to the Landlord on or before the assignment;

(b)

any consent to assign may (to the extent required by the Landlord having regard to the financial standing of the assignee together with any proposed guarantor, but ignoring the guarantor(s) which may be made available under clause 4.16.3(a)) be subject to either or both of the following conditions:

(i)	that a guarantor (approved by the Landlord) that is not a Current Guarantor guarantees the assignee’s performance of the Tenant’s obligations in this Lease; and

(ii)

the assignee enters into a rent deposit deed with the Landlord providing for a deposit of not less than six months’ Main Rent (plus VAT) (calculated as at the date of the assignment) as security for the assignee’s performance of the tenant’s covenants in this Lease with a charge over the deposit;

in either case in a form that the Landlord requires, given as a deed and delivered to the Landlord before the assignment;

(c)	the Landlord may refuse consent to assign if:

(i)	the Tenant has not paid in full all Rents and other sums due to the Landlord (and where applicable demanded) under this Lease that are not the subject of a legitimate dispute about their payment;

(ii)

the proposed assignee or its guarantor is a company incorporated in or an individual resident in a country outside the United Kingdom and there is no treaty for the mutual enforcement of judgments between the United Kingdom and that country unless, in relation to a company, it carries on and maintains a business in the United Kingdom and, in the opinion of the Landlord, it has sufficient assets in the United Kingdom to enable it to meet its liabilities under this Lease;

(iii)	the proposed assignee or its guarantor is a person who enjoys sovereign or state immunity, unless a department, body or agency of the United Kingdom Government;

(iv)	the proposed assignee is a Group Company of the Tenant;

(v)	or the proposed assignee is a Current Guarantor;

(d)	Landlord may refuse consent to assign in any other circumstances where it is reasonable to do so; and

(e)	the Landlord may require any other condition to the Landlord’s consent if it is reasonable to do so.

4.16.4	The provisions of Schedule 6 apply to underlettings of the Premises and the Tenant must comply with its obligations in that Schedule.

4.16.5	The Tenant may charge the whole of the Premises to a genuine lending institution without the Landlord’s consent but the Tenant must notify the Landlord under clause 4.17 of any charge created.

4.16.6	In addition to the provisions of this clause 4.16, the Tenant may share occupation of the Premises with a Group Company of the Tenant on condition that:

(a)	the Tenant notifies the Landlord of the identity of the occupier and the part of the Premises to be occupied;

(b)	no relationship of landlord and tenant is created or is allowed to arise;

(c)	the sharing of occupation ends if the occupier is no longer a Group Company of the Tenant; and

(d)	the Tenant notifies the Landlord promptly when the occupation ends

4.17	Registration of dealings

4.17.1

The Tenant must provide the Landlord with a certified copy of every document transferring or granting any interest in the Premises (and, if relevant, evidence that sections 24 to 28 of the 1954 Act have been lawfully excluded from the grant of any interest) within two weeks after the transfer or grant of that interest.

4.17.2

The Tenant must, on request, supply details to the Landlord of the names and addresses of anyone in occupation of the Premises, whether they are in occupation for the purpose of carrying on a business, the areas they occupy, the rents paid and the terms upon which they are in occupation.

4.18	Marketing

4.18.1	Unless genuine steps are being taken by either party towards renewal of this Lease under the 1954 Act, the Tenant must, during the six months before the End Date, allow the Landlord to:

(a)	place on the Premises (but not obstructing the Tenant’s corporate signage) a notice for their disposal; and

(b)	show the Premises at reasonable times in the day to potential tenants (who must be accompanied by the Landlord or its agents) and such access must comply with clause 5.5.

4.18.2	The Tenant must allow the Landlord at reasonable times in the day to show the Premises to potential purchasers of the Building (who must be accompanied by the Landlord or its agents).

4.19	Notifying the Landlord of notices or claims

The Tenant must notify the Landlord as soon as reasonably practicable after the Tenant receives or becomes aware of any notice or claim affecting the Premises.

4.20	Comply with Acts

4.20.1	The Tenant must do everything required under and must not breach any Act in respect of the Premises and their use and occupation and the exercise of the rights granted to the Tenant under the lease

4.20.2

The Tenant must not do or fail to do anything in respect of the Premises, the Building or their use and occupation the effect of which could make the Landlord liable to pay any penalty, damages, compensation, costs or charges under any Act.

4.20.3	The Tenant must promptly notify the Landlord of any defect or disrepair in the Premises that may make the Landlord liable under any Act or under this Lease.

4.21	Planning Acts

4.21.1	The Tenant must comply with the requirements of the Planning Acts and with all Planning Permissions relating to or affecting the Premises or anything done or to be done on them.

4.21.2

The Tenant must not apply for any Planning Permission except where any approval or consent required under any other provisions in this Lease for development or change of use has already been given and the Landlord has approved the terms of the application for Planning Permission.

4.21.3

The Tenant may only implement a Planning Permission that the Landlord has approved. The Landlord shall not be entitled to withhold approval where the Planning Permission relates to works to which the Landlord has already consented other than on the grounds that the conditions attached to such Planning Permission are, in the Landlord’s opinion, unacceptable.

4.21.4

The Tenant must assume liability for and pay any Community Infrastructure Levy payable under Part 11 of the Planning Act 2008 or any other similar payments or liabilities that become due as a result of it (or its sub-tenants or other occupiers of the Premises) carrying out any Permitted Works or changing the use of the Premises. The Tenant will not be responsible under this Lease for any corresponding sums that become due as a result of any permitted development to or change of use of the Building carried out by the Landlord or any other occupier of the Building.

4.22	Right and easements

The Tenant must not allow any rights or easements to be acquired over the Premises. If an encroachment may result in the acquisition of a right or easement:

4.22.1	the Tenant must notify the Landlord; and

4.22.2	the Tenant must, at the Landlord’s cost, help the Landlord in any way that the Landlord requests to prevent that acquisition.

4.23	Management of the Building

4.23.1	The Tenant must not load or unload vehicles except on the parts of the Building that it is permitted to use for that purpose by paragraph 2 of Part 1 of Schedule 1.

4.23.2	The Tenant must not park vehicles in the Common Parts except in any areas that it is permitted to use for that purpose by paragraph 2 of Part 1 of Schedule 1

4.23.3	The Tenant must not obstruct the Podium or the Common Parts in any way or leave any goods on them.

4.23.4	The Tenant must not deposit rubbish anywhere on the Podium or the Building except in skips or bins provided for that purpose.

4.23.5	The Tenant must not use the Common Parts other than for the purposes designated under clause 5.8.

4.23.6

The Tenant must comply with all regulations notified to it or contained within any relevant tenant guide or handbook issued to the Tenant from time to time for the Building and/or the Podium published by the Landlord from time to time. No regulations may impose obligations on the Tenant that are inconsistent with the Tenant’s rights and obligations under this Lease and in the event that they do the provisions of this Lease shall apply.

4.24	Superior interest

The Tenant must not breach any of the Landlord’s obligations (excluding payment of rents or other sums) relating to the Building or the Podium in the Podium Leases or any obligations affecting the freehold interest in the Building or the Podium at the date of this Lease.

4.25	Registration at the Land Registry

4.25.1	If compulsorily registrable, the Tenant must:

(a)	within six weeks of the date of this Lease, apply to register and then take reasonable steps to complete the registration of this Lease and the Tenant’s rights at the Land Registry; and

(b)	provide the Landlord with an official copy of the registered title promptly after receipt.

4.25.2

The Tenant must within four weeks after the End Date, apply to the Land Registry to close and then take reasonable steps to complete the closure of any registered title relating to this Lease and to remove from the Landlord’s registered title(s) to the Building and-the Podium any reference to this Lease and the Tenant’s rights.

4.26	Applications for consent or approval

Where the Tenant makes any application to the Landlord for consent or approval under this Lease, the Tenant must provide the Landlord with a complete and accurate copy of the heads of terms for any proposed dealing (if applicable) and all plans, drawings, specifications, documents and any other information required by the Landlord.

5.	LANDLORD’S OBLIGATIONS

5.1	Quiet enjoyment

The Tenant may peaceably hold and enjoy the Premises during the Term without any interruption by the Landlord or any person lawfully claiming under or intrust for the Landlord except as permitted by this Lease.

5.2	Insurance

The Landlord must comply with the Landlord’s obligations in Schedule 4.

5.3	Services

The Landlord must comply with its obligations in Part 2 of Schedule 3.

5.4	Repayment of rent

5.4.1

clause 6.1 or if this Lease is disclaimed by the Crown or by a liquidator or trustee in bankruptcy of the Tenant. The Landlord must refund any Main Rent and Insurance Rent paid in advance by the Tenant in relation to the period falling after the End Date within 10 Business Days after the End Date.

5.4.2	Clause 5.4.1 will not apply if the Landlord ends this Lease under

5.5	Entry Safeguards

The Landlord must, when entering the Premises to exercise any Landlord’s rights:

5.5.1	where reasonably practicable, enter outside of the Tenant’s business hours;

5.5.2	give the Tenant at least three Business Days’ prior notice (except in the case of emergency, when the Landlord must give as much notice as may be reasonably practicable);

5.5.3	where required by the Tenant, be accompanied by the Tenant’s representative but the Tenant must make that representative available; and

5.5.4	cause as little physical damage or interference as reasonably possible and repair any physical damage that the Landlord causes as soon as reasonably practicable.

5.6	Scaffolding

5.6.1	The Landlord must ensure that in relation to any scaffolding erected outside the Premises in exercise of the Landlord’s rights under this Lease:

(a)	it is removed as soon as reasonably practicable, with any damage caused to the exterior of the Premises made good;

(b)	it causes as little obstruction as is reasonably practicable to the entrance to the Premises.

5.6.2

If the Tenant’s business signage is obstructed or interfered with by the scaffolding, the Landlord will permit the Tenant to display a sign (approved by the Landlord) on the exterior of the scaffolding in front of the Premises so that it is visible to the public.

5.7	Podium Leases

The Landlord must pay the rent reserved by the Podium Leases and comply with those tenant’s obligations in the Podium Leases that are not the responsibility of the Tenant under this Lease.

5.8	Designation of Common Parts and use of rights

5.8.1

The Common Parts designated by the Landlord for the Tenant’s use under Part 1 of Schedule 1 must include those Common Parts that are from time to time necessary for the use and enjoyment of the Premises for their intended use.

5.8.2

If the Landlord does not designate specific Common Parts for the Tenant’s use, the Tenant will be entitled to use all Common Parts that are from time to time necessary for the reasonable and proper enjoyment of the Premises for their intended use but the Tenant will not have the right to use any Common Parts used solely by the Landlord for the provision of the Services.

5.9	Required Electrical Capacity

5.9.1	Clause 5.9.2 shall only apply if the Landlord:

(a)	in accordance with the Agreement for Lease, agrees to install the Standby Generator and

(b)	thereafter installs the Standby Generator.

5.9.2	The Landlord will make the Required Electrical Capacity available to the Tenant.

5.9.3	Notwithstanding clause 5.9.2, it is agreed that the Landlord will not be liable to the Tenant for any loss of any kind whatsoever which the Tenant suffers:

(a)	in respect of any mechanical breakdown of the Standby Generator (unless such mechanical breakdown arises as a result of the Landlord having failed to properly maintain the Standby Generator); and/or

(b)	in respect of any failure to provide the Required Electrical Capacity where such failure was outside of the Landlord’s reasonable control.

5.9.4

It is agreed that the Tenant will use all reasonable endeavours to mitigate any loss suffered (including procuring suitable levels of business interruption insurance) as a result of any failure by the Landlord to make the Required Electrical Capacity available.

6.	AGREEMENTS

6.1	Landlord’s right to end this Lease

6.1.1	If any event listed in clause 6.1.2 occurs, the Landlord may at any time afterwards reenter the Premises or any part of them and this Lease will then immediately end.

6.1.2	The events referred to in clause 6.1.1 are as follows:

(a)	any of the Rents are unpaid for 21 days after becoming due whether or not formally demanded;

(b)	the Tenant commits a material breach of the covenants in this Lease;

(c)

any 1925 Act, administrative, court-appointed or other receiver or similar officer is appointed over the whole or any part of the Tenant’s assets, or the Tenant enters into any scheme or arrangement with its creditors in satisfaction or composition of its debts under the 1986 Act;

(d)	if the Tenant is a company or a limited liability partnership:

(i)	the Tenant enters into liquidation within the meaning of section 247 of the 1986 Act;

(ii)	the Tenant is wound up or a petition for winding up is presented against the Tenant that is not dismissed or withdrawn within 14 days of being presented;

(iii)	a meeting of the Tenant’s creditors or any of them is summoned under Part I of the 1986 Act;

(iv)	a moratorium in respect of the Tenant comes into force under section 1(A) of and schedule Al to the 1986 Act;

(v)	an administrator is appointed to the Tenant;

(vi)	or the Tenant is struck off the register of companies;

(e)

if the Tenant is a partnership, it is subject to an event similar to any listed in clause 6.1.2(d) with appropriate modifications so as to relate to a partnership; (f) if the Tenant is an individual: (i) a receiving order is made against the Tenant;

(ii)	an interim receiver is appointed over or in relation to the Tenant’s property;

(iii)	the Tenant becomes bankrupt, or the Tenant is the subject of a bankruptcy petition;

(iv)	the Tenant is adjudicated bankrupt by an adjudicator pursuant to section 2631 of the 1986 Act;

(v)	the Tenant applies for or becomes subject to a debt relief order or the Tenant proposes or becomes subject to a debt management plan; or

(vi)	an interim order is made against the Tenant under Part VIII of the 1986 Act or the Tenant otherwise proposes an individual voluntary arrangement;

(g)	any event similar to any listed in clauses 6.1.2(c) to 6.1.2(f) occurs in relation to any guarantor of the Tenant’s obligations under this Lease; or

(h)	any event similar to any listed in clauses 6.1.2(c) to 6.1.2(g) occurs in any jurisdiction (whether it be England and Wales, or elsewhere).

6.1.3	Neither the existence nor the exercise of the Landlord’s right under clause 6.1.1 will affect any other right or remedy available to the Landlord.

6.1.4	In this clause 6.1 references to “the Tenant”, where the Tenant is more than one person, include any one of them.

6.2	No acquisition of easements or rights

6.2.1	Unless they are expressly included in Part 1 of Schedule 1, the grant of this Lease:

(a)	does not include any liberties, privileges, easements, rights or advantages over the Building or the Podium or any adjoining premises; and

(b)	excludes any rights arising by the operation of section 62 of the 1925 Act or the rule in Wheeldon v Burrows.

6.2.2

The Tenant has no rights that would restrict building or carrying out of works to the Building or the Podium or any adjoining premises, other than any that the Landlord specifically grants the Tenant in this Lease.

6.2.3

The flow of light to the Premises is and will be enjoyed with the Landlord’s consent in accordance with section 3 of the Prescription Act 1832. Neither the enjoyment of that light and air nor anything in this Lease will prevent the exercise of any of the rights the Landlord has reserved out of this Lease. The Tenant must permit the exercise of these reserved rights without interference or objection.

6.2.4	The Tenant must not do or omit to do anything that would or might result in the loss of any right enjoyed by the Premises or the Building or the Podium.

6.2.5

The Tenant has no rights to enforce, release or modify or to prevent the release, enforcement or modification of, the benefit of any obligations, rights or conditions to which any other property within the Building or the Podium or any adjoining premises is or are subject.

6.3	Service of Notices

6.3.1

Any Notice must be in writing and sent by pre-paid first class post or special delivery to or otherwise delivered to or left at the registered office or, if they do not have a registered office, to the last known address in the United Kingdom of the recipient or to any other address in the United Kingdom that the recipient has specified as its address for service by giving not less than ten Business Days’ notice under this clause 6.3.

6.3.2

Any Notice given will be treated as served on the second Business Day after the date of posting if sent by pre-paid first class post or special delivery or at the time the Notice is delivered to or left at the recipient’s address if delivered to or left at that address. If a Notice is treated as served on a day that is not a Business Day or after 5.00pm on a Business Day it will be treated as served at 9.00am on the immediately following Business Day.

6.3.3	Service of a Notice by fax or e-mail is not a valid form of service under this Lease.

6.4	Contracts (Rights of Third Parties) Act 1999

Nothing in this Lease creates any rights benefiting any person under the Contracts (Rights of Third Parties) Act 1999.

6.5	Energy Performance Certificates

6.5.1

The Tenant must not obtain or commission an EPC in respect of the Premises unless required to do so by the Landlord for alterations or under the EPB Regulations. If the Tenant is required to obtain an EPC, the Tenant must notify the Landlord promptly following which (and subject to the Tenant paying the Landlord’s costs of obtaining an EPC for the Premises) the Landlord shall obtain an EPC.

6.5.2	The Tenant must cooperate with the Landlord, so far as is reasonably necessary, to allow the Landlord to obtain any EPC for the Premises or the Building and:

(a)	provide the Landlord with copies of any plans or other information held by the Tenant that would assist in obtaining that EPC;

(b)	and allow such access to the Premises to any energy assessor appointed by the Landlord as is reasonably necessary to inspect the Premises for the purposes of preparing any EPC.

6.5.3

The Tenant shall supply promptly to the Landlord a copy of any EPC the Tenant or any undertenant obtains or commissions in respect of the Premises or the Building together with the energy modelling calculation file and supporting drawings (also known as the NCT file).

6.5.4	The Landlord must give the Tenant written details on request of the unique reference number of any EPC the Landlord obtains or commissions in respect of the Premises or the Building.

6.6	Energy Efficiency and Data Sharing

6.6.1

The Landlord and the Tenant shall share the data they hold in respect of energy and water use and waste production/recycling as reasonably required (at regular intervals but no more frequently than quarterly) between themselves and with any other third party who the parties agree needs to receive such data.

6.6.2

The Landlord and the Tenant shall keep the data disclosed under this provision confidential and shall only use such data for the purposes of ensuring that the Building is run in a sustainable way that minimises its environmental impact.

6.6.3

The Landlord shall ensure that similar restrictions on the publication and use of such data are placed on its managing agent and any other party responsible for the operation or management of the Building.

6.6.4

The Tenant shall co-operate with the Landlord in relation to any reasonable initiatives, in connection with the efficiency of the use of energy or water, the Environmental Performance or sustainability characteristics of the Building, including the EPC and BREEAM ratings provided that the parties shall have due regard to the costs associated with implementing any initiatives compared to the benefit to the Tenant of the outcome of any such initiatives.

6.6.5

Where the Premises are not already separately metered, the Landlord shall have the right to install separate sub-metering of utilities and/or heating and/or cooling used in the Premises. The Tenant shall give the Landlord the necessary access in order to allow for such metering to be installed. The Landlord shall give reasonable notice of the intention to install such metering and, when installing, shall use all reasonable endeavours not to disturb the Tenant’s beneficial use and occupation of the Premises.

6.7	Release of Landlord

The Landlord’s obligations in this Lease will not bind the Landlord after it has disposed of its interest in the Premises and the Landlord will not be liable for any breach of the Landlord’s obligations in this Lease arising after the date of that disposal.

6.8	Superior landlord’s consent

Any consent that the Landlord gives is conditional on the consent (where required) of any superior landlord being obtained. The Landlord will apply for that consent at the Tenant’s cost. The Landlord must take reasonable steps to obtain it except to the extent the Landlord intends to refuse consent in circumstances where it is permitted to do so under this Lease.

6.9	Limitations on title guarantee

6.9.1	For the purposes of section 6(2) of the 1994 Act:

(a)

(with the exception of the Confidential Documents which the Tenant has not had an opportunity to review) all entries made in any public register that a prudent tenant would inspect will be treated as within the actual knowledge of the Tenant;

(b)	section 6(3) of the 1994 Act will not apply;

(c)	and the Tenant will be treated as having actual knowledge of any matters that would be disclosed by an inspection of the Premises.

6.9.2	Title to tenant’s fixtures is excluded from the title guarantee.

7.	BREAK CLAUSE

7.1	The Tenant may end the Term on the Break Date by giving the Landlord not less than nine (9) months’ notice specifying the Break Date following which the Term will end on that Break Date if:

7.1.1	on the Break Date the Main Rent due up to and including that Break Date has been paid in full; and

7.1.2	on the Break Date the whole of the Premises are given back to the Landlord free of the Tenant’s occupation and the occupation of any other lawful occupier and without any continuing underleases.

7.2	The Landlord may waive any of the pre-conditions in clauses 7.1.1 and 7.1.2 at any time before the Break Date by notifying the Tenant.

7.3	If this Lease ends under this clause 7, this will not affect the rights of any party for any prior breach of an obligation in this Lease.

7.4	Time is of the essence for the purposes of this clause 7.

8.	JURISDICTION

8.1	This Lease and any non-contractual obligations arising out of or in connection with it will be governed by the law of England and Wales.

8.2

Subject to clause 8.3 and any provisions in this Lease requiring a dispute to be settled by an expert or by arbitration, the courts of England and Wales have exclusive jurisdiction to decide any dispute arising out of or in connection with this Lease, including in relation to any non-contractual obligations.

8.3

Any party may seek to enforce an order of the courts of England and Wales arising out of or in connection with this Lease, including in relation to any non-contractual obligations, in any court of competent jurisdiction.

9.	LEGAL EFFECT

This Lease takes effect and binds the parties from and including the date at clause LR1.

245 HAMMERSMITH ROAD NOMINEE 1 LIMITED, 245 HAMMERSMITH ROAD NOMINEE 2 LIMITED and 245 HAMMERSMITH ROAD LIMITED PARTNERSHIP (acting through its general partner 245 HAMMERSMITH ROAD GENERAL PARTNER LIMITED)1

Date:

To:

ACHILLES THERAPEUTICS LIMITED (incorporated and registered in England and Wales under company registration number 10167668) whose registered office is at Stevenage Bioscience Catalyst, Gunnels Wood Road, Stevenage, England, SG1 2FX.

Dear Sirs

Lease of premises known as the offices on the ninth floor 245 Hammersmith Road, London W6 8PW (“the Premises” (as more particularly defined in the Lease))

1.	Introduction

1.1

This letter is supplemental to a lease of the Premises dated 21 February 2020 made between (1) 245 HAMMERSMITH ROAD NOMINEE 1 LIMITED, 245 HAMMERSMITH ROAD NOMINEE 2 LIMITED and 245 HAMMERSMITH ROAD LIMITED PARTNERSHIP (acting through its general partner 245 HAMMERSMITH ROAD GENERAL PARTNER LIMITED) and (2) ACHILLES THERAPEUTICS LIMITED (the “Lease”).

1.2	The benefit of this letter is personal to you as tenant of the Lease (“You/Your”) and will not benefit your successors in title to the Lease.

1.3	This letter binds us and our successors in title as landlord of the Lease (“Us/We/Our”).

1.4	Words and expressions defined in the Lease have the same meanings in this letter except to the extent that they are expressly varied by this letter.

1.5	The terms of this letter will not be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to this letter.

2.	Terms agreed

2.1	Whilst this letter remains in force, the provisions within paragraph 3 below will take effect and the terms of the Lease will continue in effect as amended by this letter.

2.2	This letter does not release either of us from any breaches of the Lease existing at the date of this letter.

3.	Cap on Your contribution towards certain Services

3.1	In this letter, the following words and expressions have the following meanings:

“Accounting Date”	the date of commencement of the relevant Accounting Period

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245 HAMMERSMITH ROAD NOMINEE 1 LIMITED (incorporated and registered in England and Wales under company registration number 10259825), 245 HAMMERSMITH ROAD NOMINEE 2 LIMITED (incorporated and registered in England and Wales under company registration number 10259717) and 245 HAMMERSMITH ROAD LIMITED PARTNERSHIP (incorporated and registered in England and Wales under company registration number LP17488) whose principal place of business Is at One Coleman Street, London, EC2R 5AA (acting by its general partner 245 HAMMERSMITH ROAD GENERAL PARTNER LIMITED (incorporated and registered in England and Wales under company registration number 10250842), all of whose registered offices are at One Coleman Street, London EC2R 5AA

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“Accounting Period”	each “accounting period” (as referred to in paragraph 1 of Part 1 of Schedule 3 of the Lease)

“Cap”

shall be:

(a)   (for the Accounting Period during which the Term Start Date falls) the Initial Cap; and

(b)   (in every subsequent Accounting Period) the cap calculated by multiplying the Initial Cap by:

B divided by A

where:

“Index Figure” means the relevant figure published

in the Index;

“A” (being the Index Figure for the month immediately preceding the date of the Lease;

“B” means the Index Figure for the month immediately preceding the relevant Accounting Date

[i.e. if calculating the Cap for the Accounting Period commencing on 1 January 2021 and ending on 31 December 2021, the Accounting Date would be 1 January 2021 and “B” would be the Index Figure for December 2020]

“Independent Person”	an independent person appointed, in accordance with paragraph 4, to act as an expert

“Index”	the Retail Price Index (all items) published by Office for National Statistics or (if the reference base used to compile the index changes after the date of the Lease) the figure taken to be shown in the index after the change is to be the figure that would have been shown in the index if the reference base current at the date of the Lease had been retained PROVIDED THAT if it becomes impossible to calculate the index because of any change in methods used to compile the index after the date of the Lease or for any other reason whatsoever and You and We cannot agree on what the increase in the index would have been had it continued on the basis assumed for operation of the increase in the Cap either of us may require that the dispute be resolved by an Independent Person in accordance with paragraph 4 below

“Initial Cap”	for the first Accounting Period during the Term, the cap of £100,000 per annum (or any pro-rata amount based upon any period longer or shorter period)

“Podium Event Costs”	those of the Services referred to in paragraph 23 of Part 3 of Schedule 3 of the Lease

3.2

We agree that (if the Podium Event Costs exceed the Cap in any Accounting Period) You will not be obliged to contribute towards such part of the Podium Event Costs as (if applicable) exceeds the Cap in that Accounting Period.

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3.3

Notwithstanding paragraph 3.2, You agree that You will contribute towards the Podium Events Costs if and to the extent that such Podium Event Costs do not exceed the Cap in the relevant Accounting Period.

4.	Disputes

4.1	In relation to a dispute:

4.1.1	a dispute may be referred if it cannot be resolved between us within ten (10) Business Days of the dispute arising; and

4.1.2	time will not be of the essence for referring the dispute.

4.2	The Independent Person is to be qualified in respect of the general subject matter of the dispute for not less than ten years and shall be a specialist in relation to such subject matter.

4.3

Unless You and We agree the Identity of the Independent Person within five (5) Business Days of a request to do so, the Independent Person is to be appointed at the written request of either of us to the President or other most senior available officer of the Institute of Chartered Accountants.

4.4	The reference to an Independent Person is to be made to him as an expert rather than an arbitrator.

4.5

You and We may make written representations within ten (10) Business Days of his appointment and will copy the written representations to each other. You and We are to have a further ten (10) Business Days to make written comments on each other’s representations and will copy the written comments to each other.

4.6	The Independent Person is to be at liberty to call for such written evidence from the parties and to seek such legal or other expert assistance as he may reasonably require.

4.7

The Independent Person must have regard to all representations and evidence before him when making his decision, which is to be in writing, and will contain reasons for his decision. The Independent Person must use all reasonable endeavours to publish his decision within thirty (30) Business Days of his appointment.

4.8	The Independent Person must act impartially and in good faith between You and Us.

4.9

Responsibility for the costs of referring a dispute to an expert under this paragraph 4, including costs connected with the appointment of the Independent Person and the Independent Person’s own costs, but not the legal and other professional costs of any party in relation to a dispute, will be decided by the Independent Person.

5.	Duration of this letter

5.1	This letter will take effect on the date of this letter.

5.2	This letter will come to an end, and the provisions in paragraph 2.1 of this letter will cease to have affect, on the End Date.

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Yours faithfully

On duplicate

We, ACHILLES THERAPEUTICS LIMITED, as tenant have received a letter of which this is a true copy and confirm our agreement to its terms.

Signed by	/s/Iraj Ali	)
for and on behalf of	Chief Executive Officer	)

ACHILLES THERAPEUTICS LIMITED		)

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